FIRST AMENDED AND RESTATED SUB-MANAGEMENT AGREEMENT
This FIRST AMENDED AND RESTATED SUB-MANAGEMENT AGREEMENT (this “Agreement”), is entered into as of February 23, 2015, by and among (i) ARMOUR CAPITAL MANAGEMENT LP, a Delaware limited partnership (the “Manager”), (ii) STATON BELL BLANK CHECK LLC, a Delaware limited liability company (the “Sub-Manager”), and (iii) ARMOUR RESIDENTIAL REIT, INC., a Maryland corporation, but solely with respect to Sections 1, 6(a), 9(b), 11(a), 11(b), 11(e), 14(a), 14(b), 15, and 18 through 32 (the “REIT”).
RECITALS
WHEREAS, on November 9, 2009, ARMOUR Residential Management LLC, a Delaware limited liability company, and the REIT entered into that certain Sub-Management Agreement (the “Sub-Management Agreement”), pursuant to which the Sub-Manager serves as a sub-advisor to the Manager to support the performance of the Manager’s services under that certain Management Agreement dated November 9, 2009 (as amended from time to time, the "Management Agreement"), on the terms and conditions set forth herein;
WHEREAS, in connection with the execution of this Agreement, the Members, as affiliates of the Manager, have agreed to provide the Sub-Manager with opportunities to serve as a sub-advisor to (or to enter into alternative arrangements with) the Manager on selected additional advisory arrangements, on the terms and subject to the conditions set forth herein;
WHEREAS, on December 19, 2014, ARMOUR Residential Management LLC was converted into a Delaware limited partnership and changed its name to ARMOUR Capital Management LP under Delaware law, which resulted in ARMOUR Capital Management LP becoming the successor to ARMOUR Residential Management LLC under Delaware law;
WHEREAS, the parties desire to amend and restate the Sub-Management Agreement, upon the terms and conditions provided herein, for the purpose of reflecting ARMOUR Capital Management LP's succession under Delaware law to ARMOUR Residential Management LLC as the Manager hereunder; and

WHEREAS, effective January 1, 2015, the Sub-Manager became 99%-owned by the Manager, thereby rendering certain terms and conditions in the Sub-Management Agreement inapplicable, and the parties therefore desire to amend and restate the Sub-Management Agreement accordingly.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreement contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Management Agreement. In addition, the following terms shall have the respective meanings assigned to them below, unless otherwise indicated:
“Affiliate” has the meaning set forth in the Management Agreement.
“Agreement” means this First Amended and Restated Sub-Management Agreement, as the same may be amended from time to time.
“Base Management Fee” has the meaning set forth in the Management Agreement.
“Board of Directors” has the meaning set forth in the Management Agreement.
“Business Day” has the meaning set forth in the Management Agreement.
“Cause” means a final determination by a court of competent jurisdiction (a) that the Sub-Manager has materially breached this Agreement that has a material adverse effect on the Manager or the REIT and such material breach has continued for a period of 30 days after receipt by the Sub-Manager of written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period, (b) that an action taken or omitted to be taken by the Sub-Manager in connection with this Agreement constitutes willful misconduct or gross negligence that results in material harm to the Manager and/or the REIT and such willful misconduct or gross negligence has not been cured within a period of 30 days after receipt by the Sub-Manager of written notice thereof specifying such willful misconduct or gross negligence and requesting that the same be remedied in such

30-day period, or (c) that an action taken or omitted to be taken by the Sub-Manager in connection with this Agreement constitutes fraud that results in material harm to the Manager and/or the REIT.
“Code Section 409A” has the meaning set forth in Section 32 of this Agreement.
“Effective Date” means the date of the consummation of the Merger.
“Final Payment” has the meaning set forth in Section 11(b) of this Agreement.
“Initial Term” has the meaning set forth in the Management Agreement.
“Guidelines” means the REIT’s investment guidelines and other parameters for the Investments, financing activities and operations, any modifications to which shall be approved by a majority of the Independent Directors, as the same may be modified with such approval.
“Grant” has the meaning set forth in Section 9(a) of this Agreement.
“Gross Equity Raised” has the meaning set forth in the Management Agreement.
“Independent Directors” has the meaning set forth in the Management Agreement.
“Independent Revenue Sharer” means any Person who, in connection with a Member Manager’s entry into a management agreement with a Related Vehicle, is offered a Grant so long as (i) such Person is not an Affiliate of any Member, the Manager or any of their respective Affiliates, and (ii) none of any of the Members, the Manager or any of their respective Affiliates has any pecuniary interest (through contract, equity or debt interests or otherwise) in such Person or the Grant offered to such Person; provided, that “Independent Revenue Sharer” shall not include any Person who is offered a Grant in connection with the financing or recapitalization of the Manager.
“Interest Rate” means the current (as of the Termination Date) London Interbank Offered Rate as quoted by Citibank, N.A. (or any successor entity thereto) for interest periods of one year, plus 200 basis points per annum, compounding quarterly.
“Investment Company Act” has the meaning set forth in the Management Agreement.
“Investments” has the meaning set forth in Section 3(a)(iii) of this Agreement.
“Management Agreement” has the meaning set forth in the Recitals to this Agreement.
“Manager” has the meaning set forth in the Preamble to this Agreement.
“Merger” has the meaning set forth in the Management Agreement.
“Merger Agreement” has the meaning set forth in the Management Agreement.
“Notice Date” has the meaning set forth in Section 9(c) of this Agreement.
"Parties" has the meaning set forth in Section 32(a) of this Agreement.
“Person” has the meaning set forth in the Management Agreement.
“Real Estate Investment Trust” has the meaning set forth in the Management Agreement.
“REIT” has the meaning set forth in the Preamble to this Agreement.
“Services” has the meaning set forth in Section 3(a) of this Agreement.
“Sub-Manager” has the meaning set forth in the Preamble to this Agreement.
“Sub-Manager Base Management Fee” means a base management fee, calculated and paid (by wire transfer of immediately available funds) monthly in arrears, equal to 25% of the Base Management Fee earned by the Manager or its assignee under the

Management Agreement during such month, net of any expenses that shall be the responsibility of the Manager pursuant to Section 7.1 of the Management Agreement or shall not otherwise be reimbursed to the Manager pursuant to the Management Agreement.
“Sub-Manager Termination Fee” means a termination fee equal to 25% of the Termination Fee due payable to the Manager or its assignee under the Management Agreement.
“Termination Date” has the meaning set forth in Section 11(a) of this Agreement.
2.Appointment. The Manager hereby appoints the Sub-Manager to serve as sub-advisor on the terms and conditions set forth in this Agreement, and the Sub-Manager hereby accepts such appointment.
3.Duties of the Sub-Manager.
(a)The Sub-Manager shall provide the following services (the “Services”) to support the Manager’s performance of services to the REIT under the Management Agreement, in each case upon reasonable request by the Manager:
(i)serving as a consultant to the Manager with respect to the periodic review of the Guidelines;
(ii)identifying for the Manager potential new lines of business and investment opportunities for the REIT;
(iii)identifying for and advising the Manager with respect to selection of independent contractors that provide investment banking, securities brokerage, mortgage brokerage and other financial services, due diligence services, underwriting review services, legal and accounting services, and all other services as may be required relating to the investments of the REIT and its subsidiaries (the “Investments”);
(iv)advising the Manager with respect to the REIT’s stockholder and public relations matters;
(v)advising and assisting the Manager with respect to the REIT’s capital structure and capital raising; and
(vi)advising the Manager on negotiating agreements relating to programs established by the U.S. government.
Notwithstanding anything in this Agreement to the contrary, the Manager shall remain primarily and directly responsible for the provision of all services provided to the REIT under the Management Agreement. Without limiting the foregoing, the Manager shall be solely responsible for (i) identifying and consummating all Investments to be made by the REIT and its subsidiaries, (ii) any and all portfolio monitoring or reporting services to be provided to the REIT and (iii) any matters relating to the REIT’s Real Estate Investment Trust qualification for U.S. federal income tax purposes or the status of the REIT and its Affiliates under the Investment Company Act.
(b)The Sub-Manager shall, and shall cause its officers and employees to, devote such portion of its and their time to the provision of the Services to the Manager as necessary for the proper performance of all of the Services hereunder.
4.Authority of the Sub-Manager. The Sub-Manager is not authorized to advise or bind the REIT or to enter into any agreements relative to the REIT, and, with respect to the Manager, is to act only as an advisor to the Manager, upon reasonable request. The Sub-Manager shall have no obligation or authority under the Management Agreement.
5.Confidentiality. The Sub-Manager and the Manager shall each keep confidential any nonpublic information obtained in connection with the Services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement), except: (i) to the other party hereto and its respective employees, officers, directors, consultants or advisors; (ii) with the prior written consent of the other party hereto; or (iii) as required by law or legal process. The foregoing shall not apply to information which has previously become available through the actions of a Person not resulting a violation this Section 5 or to any information within the public domain or, for the avoidance of doubt, with respect to Sub-Manager’s or its Affiliates’ business enterprises unrelated to the Services or the REIT. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement for a period of one year.
6.Fees.
(a)As compensation for all Services performed by the Sub-Manager under this Agreement, the Sub-Manager shall be paid (i) the Sub-Manager Base Management Fee by the Manager and (ii) in recognition of the level of the upfront effort and commitment of resources required by the Sub-Manager in connection with this Agreement, either the Sub-Manager Termination Fee by the Manager or the Final Payment by the REIT, in each case pursuant to the terms set forth herein. Payment of the Sub-Manager Base Management Fee by the Manager to the Sub-Manager for any month shall be contingent upon the receipt by the Manager of the Base Management Fee under the Management Agreement for such month. The Sub-Manager Base Management Fee shall be payable by the Manager to the Sub-Manager within five (5) Business Days of receipt by the Manager of the Base Management Fee; provided, however, that all the Sub-Manager Base Management Fees with respect to the services provided during a given calendar year shall be paid no later than sixty (60) days following the end of such calendar year. Payment of the Sub-Manager Termination Fee by the Manager to the Sub-Manager shall be contingent upon the receipt by the Manager of the Termination Fee under the Management Agreement. Subject to the provisions of Section 11, the Sub-Manager Termination Fee shall be payable by the Manager to the Sub-Manager within five (5) Business Days of receipt by the Manager of the Termination

Fee; provided, however, that the Sub-Manager Termination Fee shall be paid no later than sixty (60) days following the end of the calendar year in which the Management Agreement is terminated entitling the Manager to the Termination Fee (which event will, in turn, terminate this Agreement). Payment of the Final Payment shall be made by the REIT to the Sub-Manager in accordance with the provisions of Section 11.
(b)The Manager agrees that, without the approval of the Sub-Manager (which approval will not be unreasonably withheld, delayed or conditioned), it shall not agree to any modification of the Management Agreement that would both (i) amend or waive (A) the terms of payments due to the Manager under the Management Agreement or (B) the indemnification or expense reimbursement provisions of the Management Agreement and (ii) have either (A) a disproportionately adverse effect on the Sub-Manager or (B) a disproportionately positive result for the Manager.
(c)The Manager agrees to use reasonable best efforts to collect the Base Management Fee and the Termination Fee on a prompt and timely basis.
7.Expenses. The Manager shall promptly submit any expenses incurred by the Sub-Manager on behalf and at the request of the Manager that are eligible for reimbursement by the REIT pursuant to the terms of the Management Agreement to the REIT for reimbursement. The Sub-Manager shall prepare a statement documenting such eligible expenses of the Sub-Manager during each month, and shall deliver such statement to the Manager within five (5) Business Days after the end of each month. The Manager shall reimburse the Sub-Manager for such eligible expenses within five (5) Business Days of receipt by the Manager of reimbursement from the REIT for such eligible expenses (provided, that a failure to deliver such statement within such period shall not limit the rights of the Sub-Manager hereunder except to the extent it prevents the Manager from being reimbursed by the REIT). Reimbursement by the Manager to the Sub-Manager for any expenses shall be contingent upon the receipt by the Manager of reimbursement from the REIT under the Management Agreement for such expenses, and the Manager will pursue such reimbursement with substantially the same level of effort that it pursues requests for its own reimbursement of expenses. Notwithstanding anything herein to the contrary or otherwise: (a) the amount of expenses eligible for reimbursement provided to the Sub-Manager during any calendar year will not affect the amount of expenses eligible for reimbursements provided to the Sub-Manager in any other calendar year, (b) the reimbursements for expenses for which the Sub-Manager is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary policies and procedures regarding such reimbursement of expenses.
8.Restrictions on Transfer. The Sub-Manager shall not directly transfer all or any portion of its right to receive the Sub-Manager Base Management Fee, the Sub-Manager Termination Fee or any of the amounts payable to the Sub-Manager under this Agreement (but excluding proceeds thereof) to any other Person, without the prior written consent of the Manager (which consent shall not be unreasonably withheld, delayed or conditioned).
9.[Reserved]
10.Relationship of Sub-Manager, Manager and REIT. The Manager, on the one hand, and the Sub-Manager, on the other hand, are not partners, members or joint venturers with each other nor with the REIT, and nothing in this Agreement shall be construed to make them such partners, members or joint venturers or impose any liability as such on any of them. The relationship of the parties is intended to be contractual and not fiduciary in nature.
11.Term and Termination.
(a)Subject to Section 12(b), this Agreement shall terminate on the earliest to occur of (i) the election of the Sub-Manager, upon the expiration of the Initial Term of the Management Agreement, to terminate this Agreement, (ii) the termination of the Management Agreement by the REIT, or (iii) the effective date of the removal of the Sub-Manager for Cause (the “Termination Date”); provided that all rights and obligations with respect to any earned but unpaid Sub-Manager Base Management Fee and any other amounts payable under this Agreement with respect to periods prior to, on or in connection with the Termination Date shall survive the termination of this Agreement; provided, further, that, subject to the foregoing proviso, in the event of termination pursuant to clause (i) or (iii) above, there shall be no Sub-Manager Termination Fee paid to the Sub-Manager and, in the event of termination pursuant to clause (ii) or (iii) above, there shall be no Final Payment paid to the Sub-Manager. In the event of a termination pursuant to clause (ii) above, if, during the Initial Term, the REIT or any of its Affiliates, on the one hand, and the Manager, on the other hand, enter into a new management agreement effective within six months of such termination, this Agreement will be deemed to apply with respect to such new management agreement, and, without limiting the foregoing, for purposes of Section 9(a), the Termination Date shall be deemed not to have occurred; provided, however, that the Sub-Manager shall not be entitled to receive any fees during any period in which the Manager does not receive fees from the REIT or any of its Affiliates. In the event the Sub-Manager believes in good faith that this Agreement should be amended to reflect differences between the new management agreement and the Management Agreement, the Sub-Manager shall enter into good faith negotiations with regard to any such appropriate amendments. Notwithstanding any delay in executing any such amendment, the Sub-Manager shall be entitled to the accrual for payment of fees (on the terms as so amended) commencing upon the receipt of management fees by the Manager with regard to such new agreement.
(b)If the Termination Date occurs under Section 11(a)(i), subject to Section 14(b), the REIT shall pay to the Sub-Manager a final payment (the “Final Payment”) of 6.16 times the annualized rate of (i.e. , 24.64 times) the last three (3) monthly payments of the Sub-Manager Base Management Fee; provided that, (i) the Final Payment shall be calculated and determined in accordance with Section 11(e). The Final Payment shall be paid on the date that is 60 days after the Termination Date (or, if such date is not a Business Day, the next Business Day).
(c)Upon the termination of this Agreement (or, in the case of a termination pursuant to Section 11(a)(iii), the determination of termination in accordance with Section 14(b)), except to the extent inconsistent with applicable law, the Sub-Manager shall as promptly as reasonably practicable (A) deliver to the Manager one copy of all expense statements generated pursuant to Section 7 hereof covering the period following the date of the last provision of such expense statements to the Manager through the Termination Date; and (B) deliver to the Manager all property and documents of the REIT provided to or obtained by the Sub-Manager pursuant to or in connection with this Agreement, including all copies and extracts thereof in whatever form, then in the Sub-Manager’s possession or under its control (provided that the Sub-Manager’s outside counsel may retain one copy to be kept confidential and used solely for archival purposes).
(d)Subject to other provisions of this Agreement, if the Sub-Manager is removed for Cause, the effective date of a removal for Cause shall be the date upon which the Manager shall have delivered to Sub-Manager both (i) written notice that the Sub-Manager is being removed for Cause in accordance with the Sub-Management Agreement, and (ii) a copy of the applicable final, non-appealable order evidencing the required final determination of the court of competent jurisdiction.
(e)The Manager shall calculate the Final Payment (and other related amounts or numbers on which the Final Payment is based, directly or indirectly, including, without limitation the Sub-Manager Base Management Fee, Base Management Fee, and Gross Equity Raised) (A) in accordance with (1) the books and records of the REIT and (2) the definitions of Base Management Fee and Gross Equity Raised in the Management Agreement and (B) using the same accounting principles, policies, practices and methodologies used in, and applied consistently with, the prior calculations of Base Management Fee and Gross Equity Raised under the Management Agreement, and (ii) shall otherwise follow the past practices of the REIT and the Manager with respect to calculating Base Management Fee and Gross Equity Raised, in each case subject to the adjustments expressly provided for in Section 11(b). The REIT agrees to provide such access to its books and records as the Manager may reasonably require to perform the calculations required under this Section 11(e). Upon the Manager’s calculation of the Final Payment, the Manager shall promptly deliver to the Sub-Manager a written statement setting forth in reasonable detail its calculation of the Final Payment (including the applicable calculations of Sub-Manager Base Management Fee, Base Management Fee, and Gross Equity Raised) and both the Manager and the REIT shall provide the Sub-Manager reasonable access, during normal business hours and upon reasonable notice, to all work papers, schedules, memoranda and other documents prepared or reviewed by the Manager and the REIT, respectively, or by any of their respective representatives that are relevant to the Manager's calculation of the Final Payment (or the applicable calculation of Sub-Manager Base Management Fee, Base Management Fee, and Gross Equity Raised), and such access shall be provided promptly after request by the Sub-Manager. The Manager shall request that its accountants communicate with the Sub-Manager and its representatives; provided, that the Sub-Manager may be required to sign an “indemnification letter” in the form generally used by the Manager’s accountant prior to receiving access to any materials prepared by such accountant. Each of the Manager and the REIT shall cause its representatives to be available, during normal business hours and upon reasonable notice, to the Sub-Manager to review the calculation of the Final Payment (including the applicable Sub-Manager Base Management Fee, Base Management Fee, and Gross Equity Raised). In the event that the Sub-Manager disputes the calculation of the Final Payment (including the calculation of the applicable Sub-Manager Base Management, Fee Base Management Fee, and Gross Equity Raised), the Sub-Manager and the Manager will use commercially reasonable efforts, and negotiate in good faith, to promptly reach agreement as to the correct calculation of the Final Payment.
12.Assignment. Except as set forth in this Section 12, this Agreement shall not be assigned by any party hereto without the prior written consent of the other parties.
(a)The Manager may not assign any of its rights and obligations under this Agreement, except that the Manager may assign, in their entirety, its rights and obligations under this Agreement to any third party upon the assignment of its rights and obligations under the Management Agreement to such third party; provided that both the assignee agrees in writing to assume all obligations hereunder and the Manager shall continue to remain liable for its obligations to the Sub-Manager hereunder.
(b)Upon termination of this Agreement pursuant to Section 11(a)(i) and payment by the REIT of the Final Payment, the right of the Sub-Manager to receive the Sub-Manager Base Management Fee shall be deemed to have been assigned to the REIT, the Manager shall pay the Sub-Manager Base Management Fee to the REIT on a basis consistent with past practice, and the provisions of this Agreement with respect thereto shall survive solely for such purpose; provided, however, that the Manager may, on or prior to the first anniversary of the date on which the Final Payment is made, terminate its obligations and all rights of the REIT hereunder by paying or causing to be paid to the REIT an amount equal to the Final Payment. Any other transfer of fees and other amounts payable to the Sub-Manager under this Agreement shall be governed by Section 8(a).
13.Indemnification. The Manager will use commercially reasonable efforts to cause the Sub-Manager to be indemnified by the REIT in accordance with the Management Agreement.
14.Remedies; Limitation of Liability.
(a)Notwithstanding any other provision of this Agreement, in no event shall the REIT or any of its Affiliates (including the Manager), on the one hand, or the Sub-Manager, on the other hand, be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the REIT or its Affiliates, on the one hand, or the Sub-Manager, on the other hand, has been advised of the likelihood of such loss or damage and regardless of the form of action; provided, however, that in connection with any dispute between the

Manager, on the one hand, and the Sub-Manager, on the other hand, regarding the Sub-Manager’s right to receive payments under this Agreement, (x) if the Sub-Manager is finally determined to have been entitled to receive any amounts (not paid when due) under this Agreement, the Sub-Manager will be entitled to (1) reimbursement of reasonable costs and expenses (including attorneys’ fees) incurred in connection with such dispute and collection of such amounts and (2) interest accruing at the Interest Rate on such unpaid amounts from the date payment was originally due until actually paid, and (y) if the Sub-Manager is finally determined not to have been entitled to receive any amounts (not paid when due) under this Agreement, the Manager will be entitled to reimbursement of reasonable costs and expenses (including attorneys’ fees) incurred in connection with such dispute. Further, notwithstanding any other provision of this Agreement, the Manager (or any of its respective Affiliates) shall not be liable to the Sub-Manager for payment of a Sub-Manager Base Management Fee, Sub-Manager Termination Fee or any similar compensation except to the extent that the Manager or such Affiliate (as the case may be) or its assignee has actually received a corresponding fee from the REIT. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
(b)Notwithstanding anything to the contrary in this Agreement, the Manager will not be entitled to terminate this Agreement (except as expressly set forth in the termination provisions above), withhold or offset amounts owed hereunder or otherwise seek recourse against the Sub-Manager for any breach of this Agreement, except that the Manager may seek payment of monetary damages to the extent a court of competent jurisdiction finally determines such damages are awarded to the Manager against the Sub-Manager as a result of Cause (and such damages exceed any amounts released from escrow to the Manager in accordance with this Section 14(b)); provided that, in the event that the Manager has, in good faith and in accordance with this Agreement, initiated litigation with respect to Cause prior to the termination of this Agreement pursuant to Section 11(a)(i), the REIT may, in lieu of making payments to the Sub-Manager with respect to the Final Payment, but at the time at which such payments would otherwise be required, deposit such payments into an interest-bearing escrow arrangement reasonably satisfactory to the Sub-Manager. If a court of competent jurisdiction finally determines that Cause occurred prior to the termination of this Agreement pursuant to Section 11(a)(i), the amounts then in escrow will be released to the REIT (and the REIT shall have no further obligation to make payments with respect to the Final Payment). If a court of competent jurisdiction finally determines that no Cause occurred prior to the termination of this Agreement pursuant to Section 11(a)(i), then the amounts then in escrow will be released to the Sub-Manager, and the REIT will be responsible for any additional amounts owing in respect of the Final Payment.
15.Representations and Warranties of the REIT, and the Manager. The REIT and the Manager each, severally and not jointly, hereby represents and warrants to the Sub-Manager, as follows:
(a)It (a) in the case of the REIT, is a corporation and is duly organized, validly existing and in good standing under the laws of the State of Maryland, and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of it and its subsidiaries taken as a whole, and (b) in the case of the Manager, is a limited partnership and is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of it and its subsidiaries taken as a whole. It has all requisite corporate or other power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.
(b)The execution, delivery and performance of this Agreement has been duly authorized by it. This Agreement has been duly executed and delivered by it and, assuming due execution and delivery by the Sub-Manager, constitutes a valid and binding obligation of it, enforceable in accordance with its terms. The execution and delivery by it of this Agreement, and the fulfillment of and compliance with the terms hereof by it, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon its capital stock or membership interests, as applicable, or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, its organizational documents (if applicable), or any law, statute, rule or regulation to which it is subject, or any agreement, instrument, order, judgment or decree to which it is a party or by which it is bound.
16.Representations and Warranties of the Sub-Manager. The Sub-Manager hereby represents and warrants to the REIT and the Manager as follows:
(a)The Sub-Manager is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify might reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations or business prospects of the Sub-Manager taken as a whole. The Sub-Manager has all requisite power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.
(b)The execution, delivery and performance of this Agreement has been duly authorized by the Sub-Manager. This Agreement has been duly executed and delivered by the Sub-Manager and, assuming due execution and delivery by the Manager, constitutes a valid and binding obligation of the Sub-Manager, enforceable in accordance with its terms. The execution and delivery by the Sub-Manager of this Agreement, and the fulfillment of and compliance with the terms hereof by the Sub-Manager, do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Sub-Manager’s capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, the Sub-Manager’s certificate of formation or amended and restated limited liability company agreement, or any law, statute, rule or regulation to which the Sub-Manager is subject, or any agreement, instrument, order, judgment or decree to which the Sub-Manager is a party or by which it is bound.
17.Further Assurances. The Sub-Manager and the Manager will use commercially reasonable efforts to cooperate to give effect to the arrangements contemplated hereby.
18.Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when (1) delivered by hand, (2) otherwise delivered by reputable overnight courier against receipt therefor, or (3) upon actual receipt of registered or certified mail, postage prepaid, return receipt requested. The parties may deliver to each other notice by electronically transmitted facsimile copies or electronically transmitted mail (i.e., e-mail), provided that such facsimile or e-mail notice is followed within 24 hours by any type of notice otherwise provided for in this Section 18. Any party may alter the address or other contact information to which communications or copies are to be sent by giving notice of such change of address or other contact information in conformity with the provisions of this Section 18 for the giving of notice. Any notice shall be duly addressed to the parties as follows:
If to the Manager:
Jeffrey J. Zimmer
ARMOUR Capital Management LP
3001 Ocean Drive
Suite 201
Vero Beach, FL 32963
Telecopy: (561) 348-2408
E-mail: jz@armourcap.com
If to the Sub-Manager:
Staton Bell Blank Check LLC
c/o ARMOUR Capital Management LP, as managing member
3001 Ocean Drive
Suite 201
Vero Beach, FL 32963
Telecopy: (561) 348-2408

If to the REIT:
Jeffrey Zimmer
ARMOUR Residential REIT, Inc.
3001 Ocean Drive
Suite 201
Vero Beach, FL 32963
Telecopy: (561) 348-2408
E-mail: jz@armourcap.com

With a copy given in the manner prescribed above, to:
Akerman LLP
One Southeast Third Avenue, 25th Floor
SunTrust International Center
Miami, FL 33131
Telecopy: (305) 374-5095
Attn.: Bradley Houser, Esq.
E-mail: bradley.houser@akerman.com
19.Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.
20.Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than in accordance with Section 29.
21.GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF FLORIDA WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE CONTRARY.
22.Jurisdiction; Waiver of Jury Trial. Any proceeding or action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in any state court of the State of Florida or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America, in either case, located in the State of Florida, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding or action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and agrees not to bring any proceeding or action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 22. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT.
23.No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Subject to Section 14, the rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
24.Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.
25.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.
26.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
27.Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.
28.Attorneys’ Fees. Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement or the various transactions contemplated hereby, the prevailing party or parties will be entitled to recover it or their actual reasonable attorneys’ fees and expenses from the non-prevailing party or parties whose actions, or failure or omission to act, gave rise to such action or other proceeding.

29.Amendments. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement shall be executed by all the parties affected by such agreement. If the REIT is such a party affected by any such agreement amending modifying or changing this Agreement, such agreement must be, if and when any of the stock of the REIT becomes publicly traded, approved by the Board of Directors. The parties hereto expressly acknowledge that no consent or approval of the REIT’s stockholders is required in connection with any amendment, modification or change to this Agreement.
30.Non-Disparagement. (i) The Sub-Manager hereby agrees to refrain, and to use reasonable efforts to cause its members, from making any defamatory or derogatory statements concerning the REIT and the Manager, and (ii) the REIT and the Manager hereby agree to refrain from making any defamatory or derogatory statements concerning the Sub-Manager and its members. This Section 29 shall survive termination of this Agreement for a period of five years. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any individual or entity from making any truthful statements in response to a subpoena, in connection with a legal proceeding or as otherwise required by law or legal process.
31.Authority. Each signatory to this Agreement with respect to the Manager, Sub-Manager, or REIT warrants and represents that such signatory is authorized to sign this Agreement on behalf of and to bind the party on whose behalf such signatory is signing this Agreement.
32.Section 409A.
(a)General. It is the intention of all the parties to this Agreement (the "Parties") that the benefits and rights to which the Sub-Manager is entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Parties believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on the Parties).
(b)Distributions On Account Of Separation from Service. To the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of the Agreement (or any other similar term) shall be made only in connection with a "separation from service" with respect to the Sub-Manager within the meaning of Code Section 409A.
(c)No Acceleration of Payments. The Parties, neither individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.
(d)Six Month Delay for Specified Employees. In the event that any payment under the Agreement is to be made to a “specified employee” (as described in Code Section 409A), then the Parties shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, the REIT or the Manager determine (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) in order for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the specified employee’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the specified employee’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
(e)Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which the Sub-Manager is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
(f)

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
ARMOUR CAPITAL MANAGEMENT LP

By:	/s/ Jeffrey J. Zimmer
Jeffrey J. Zimmer
Co-Chief Executive Officer

STATON BELL BLANK CHECK LLC

By:	/s/ Mark R. Gruber
Mark R. Gruber
Chief Operating Officer

ARMOUR RESIDENTIAL REIT, INC., solely with respect to Sections 1, 6(a), 9(b), 11(a), 11(b), 11(e), 14(a), 14(b), 15, and 18 through 32

By:	/s/ James R. Mountain
James R. Mountain
Chief Financial Officer